Denali Concrete Management Inc. Announces the Commencement of Patient Enrollment for the Phase 3 Dry Eye Syndrome Study

The Company also announces today the  change of its name to OphthaliX Inc.

Carson City, Nevada, USA, December 20, 2011 – Denali Concrete Management Inc. (OTCBB: DCMG) announced today that it has commenced patient enrollment for a phase 3 clinical study of the safety and efficacy of CF101, daily administered orally, in patients with moderate-to-severe Dry Eye Syndrome. This multi-center clinical trial is conducted in the United States, Europe and Israel. The randomized, double-masked clinical trial will include 231 patients who will be randomized to receive 2 doses of CF101 and Placebo, for a period of 24 weeks.  The primary efficacy endpoint will be complete clearing of corneal staining.

The population suffering from Dry Eye Syndrome is estimated at 49 million people in the seven major markets and is characterized by eye irritation symptoms, blurred and fluctuating vision, tear film instability, increased tear osmolarity and ocular surface epithelial disease. People with Dry Eye Syndrome experience constant ocular discomfort and a decrease in visual function; in severe cases, Dry Eye Syndrome may result in deterioration of vision.

Dr. Pnina Fishman, the Company's interim CEO stated "We are very pleased with the initiation of enrollment to the Dry Eye Syndrome phase 3 study. The positive data from the previous phase 2 study as well as the excellent safety profile of CF101 indicates the potential of this innovative oral drug for the treatment of Dry Eye Syndrome".

In addition, the Company announces today that by action of the Board of Directors and the shareholders, it has changed its name to OphthaliX Inc.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug with a proven efficacy in Phase 2 clinical studies and an excellent safety profile. CF101 is currently developed for ophthalmic indications including Dry Eye Syndrome (Phase 3), Glaucoma (Phase 2) and Uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases including Rheumatoid Arthritis (Phase 2b) and Psoriasis (Phase 2/3).

About OphthaliX Inc (formerly Denali Concrete Management Inc).

OphthaliX Inc. (OTCBB: DCMG) is an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. Denali's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

Contact:
Pnina Fishman, Interim Chief Executive Officer
Tel: +972-3-9241114
Email: pnina@canfite.co.il

This release contains forward-looking statements regarding Denali Concrete Management, Inc.’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Denali Concrete Management, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.